EXHIBIT 99.1

            Glacier Water Announces Second Quarter Results

    VISTA, Calif.--(BUSINESS WIRE)--Aug. 6, 2004--Glacier Water Services, Inc. (AMEX:HOO) announced results for the quarter ended June 27, 2004.
    Brian McInerney, Chief Executive Officer of Glacier Water, said, "We are pleased to report increased revenues and earnings from operations for the second quarter and the six months that ended June 27, 2004. We continue to see earnings improvement and we remain committed to returning the Company to profitability."
    Revenues for the quarter ended June 27, 2004 increased 8.2% to $19,246,000 compared to $17,789,000 for the same quarter a year ago. For the six-month period ended June 27, 2004 revenues increased 7.2% to $36,791,000 compared to $34,322,000 for the same period a year ago. The increase in revenues for both the quarter and the six-month period was primarily the result of the Water Island acquisition, which occurred during the fourth quarter of 2003.
    The Company's income from operations for the quarter ended June 27, 2004 was $1,724,000, representing a 45.0% improvement of $535,000 from $1,189,000 in the same period last year. For the six-month period ended June 27, 2004, income from operations was $2,453,000 compared to $1,727,000 for the same period last year, representing a $726,000 or 42.0% improvement.
    The Company's net loss applicable to common stockholders for the quarter ended June 27, 2004 was $182,000, or $0.09 per basic and diluted share, compared to a loss of $659,000, or $0.32 per basic and diluted share, for the same period last year. For the six-month period ended June 27, 2004, the net loss applicable to common stockholders was $1,382,000, or $0.65 per basic and diluted share, compared to a loss of $1,627,000, or $0.66 per basic and diluted share, for the same period last year.
    With approximately 15,200 machines located in 39 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.

    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company which involve risks and uncertainties are detailed further in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 28, 2003.


                           FINANCIAL RESULTS
                     GLACIER WATER SERVICES, INC.
                          SECOND QUARTER 2004
                 Consolidated Statements of Operations
       (Dollars in thousands, except shares and per share data)
                              (unaudited)

                            Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                            June 27,   June 29,   June 27,   June 29,
                             2004       2003       2004       2003
                           ---------- ---------- ---------- ----------

Revenues                     $19,246    $17,789    $36,791    $34,322
Operating costs and
 expenses:
  Operating expenses          12,158     10,976     23,833     21,646
  Depreciation and
   amortization                2,590      2,917      5,100      5,878
                           ---------- ---------- ---------- ----------
    Cost of goods sold        14,748     13,893     28,933     27,524

  Selling, general and
   administrative expenses     2,774      2,707      5,405      5,071
                           ---------- ---------- ---------- ----------
    Total operating costs
     and expenses             17,522     16,600     34,338     32,595
                           ---------- ---------- ---------- ----------

Income from operations         1,724      1,189      2,453      1,727

Other expenses:
  Interest expense             1,906      1,788      3,835      3,238
  Investment expense              --         28         --         52
                           ---------- ---------- ---------- ----------
    Total other expense        1,906      1,816      3,835      3,290
                           ---------- ---------- ---------- ----------

Loss before income taxes        (182)      (627)    (1,382)    (1,563)
Income tax benefit                --         --         --         --
                           ---------- ---------- ---------- ----------
Net loss                        (182)      (627)    (1,382)    (1,563)

Preferred stock dividends         --         32         --         64
                           ---------- ---------- ---------- ----------
Net loss applicable to
 common stockholders           $(182)     $(659)   $(1,382)   $(1,627)
                           ========== ========== ========== ==========

Basic and diluted loss per
 common share:
  Net loss applicable to
   common stockholders        $(0.09)    $(0.32)    $(0.65)    $(0.66)
                           ========== ========== ========== ==========
     Weighted average
      shares used in
      calculation          2,119,790  2,039,842  2,119,637  2,448,567


    CONTACT: Glacier Water Services, Inc.
             W. David Walters, Chief Financial Officer
             (760) 560-1111